Exhibit 99.1

Lumenis Provides Update on SEC Investigation

Yokneam, Israel, February 21, 2005 – Lumenis Ltd. (LUME.PK), a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications, today reported that it has received a notification – referred to as a “Wells Notice” – from the staff of the Boston District Office of the Securities and Exchange Commission (the “SEC”) in connection with the staff’s ongoing investigation into various accounting matters.

The notification indicated the staff’s intention to recommend that the SEC bring a civil proceeding seeking, among other things, an injunction and civil monetary penalties against the Company alleging violations of the antifraud and other provisions of the U.S. federal securities laws in connection with the reporting of certain transaction reflected in its 2002 and 2003 financial statements. The transactions identified were the subject of the report of internal investigation conducted on behalf of the audit committee of the board of directors (the “Audit Committee Report”) disclosed in the Company’s press release dated May 3, 2004.

The notification also indicated the staff’s intention to recommend allegations that the Company’s May 3, 2004 press release disclosing the Audit Committee Report was misleading for (i) failing to provide detailed information on the quarterly impact on earnings (loss) of the improper recognition of revenue in certain transactions covered by the Audit Committee Report, which in some quarters had been significantly higher on a percentage basis than those percentages reported on an annual basis; and (ii) creating an impression that all transactions covered by the Audit Committee Report involved premature recognition of revenue, whereas in certain of the transactions revenue should never have been recognized. In this regard, the Company notes that the effect of the Company’s accounting for the transactions referenced in the preceding sentence as transactions in which revenues should never have been recognized was included in the table of aggregate effects which was set forth in the May 3, 2004 press release.

The Company understands that the staff of the SEC has separately sent a Wells Notice to one former officer of the Company.

Under the SEC’s procedures, a Wells Notice indicates that the SEC staff has made a preliminary decision to recommend that the Commission bring a civil enforcement action against the recipient of the notice. The Wells Notice received by the Company indicates that the staff intends to recommend that the Commission bring an enforcement action against the Company alleging that it violated Section 17(a) of the Securities Act of 1933, Sections 10(b), 13(a) and 13(b)(2)(A) and (B) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1, 13a-11 and 13a-13 thereunder. Sections 17(a), 10(b) and Rule 10b-5 contain the basic antifraud provisions of the federal securities laws. Sections 13(a) and 13(b)(2)(A) and (B) and Rules 12b-20, 13a-1, 13a-11 and 13a-13 contain certain of the obligations of public companies to file periodic and other reports with the SEC and, in connection therewith, to maintain accurate financial books and records and appropriate internal accounting controls.

The Company has the opportunity to respond to the SEC staff before the staff makes its formal recommendation on whether any action should be brought by the SEC. The Company is discussing the Wells Notice with the SEC staff and intends to continue to cooperate fully with the staff in an effort to bring the matter to an appropriate and timely resolution.

The Company also noted that it has been taking steps for some time to improve its internal controls and intends to continue its review of internal controls. In that regard, the Company is utilizing outside consultants to assist it in this review of internal controls on financial reporting.

About Lumenis

Lumenis is a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications. The Company offers a wide range of products along with extensive product support systems including training, education and service. Lumenis invests heavily in research and development to maintain and enhance its leading industry position. The Company holds numerous patents worldwide on its technologies. For more information about Lumenis and its products, log onto www.lumenis.com.

Investors Contact:

Lauri Hanover	1-866-232-6803 972-4-959-9122

The statements in this press release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company’s products, the implementation and outcome of its Turnaround Plan, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company’s international operations and the Company’s ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation and several securities class action lawsuits to which the Company is subject and the outcome of the investigation conducted by the Audit Committee; uncertainties relating to the Company’s continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Lumenis Ltd.
Yokneam Industrial Park
P.O.B. 240
Yokneam 20692, Israel
Tel. +972.4.959.9000
Fax. +972.4.959.9050
www.lumenis.com